DISTRIBUTION AGREEMENT

This Distribution Agreement is entered between IHW, Inc., 170 53rd Street,
Brooklyn, New York  11232 (Distributor) and  Ergo Trade D.O.O., Cankarjeva
3/11, 1000 Ljubljana, Slovenia effective as of January 1, 1998.
	1.	Appointment
		a)	Manufacturer hereby appoints Distributor as the exclusive distributor of
			Manufacturer's Products in the U.S.A., its territories and possessions,
			and Canada ("The Territory") for the Period set forth hereinafter.

	2.	Products
		a)	Products included in this Agreement include all serving trolleys and
			other wooden articles for use in homes or other venues and other items
			as may be mutually agreed upon, including any new products of above
			range developed during the agreement.

	3.	Price, Terms of Sale, Purchase Commitments, Terms of Payment
		a)	Manufacturer will sell the Products to the Distributor in accordance with
			prices, items and conditions set forth in a mutually agreed upon price list
			or special price quotations (Price List).

		b)	Prices set forth in the Price List shall be firm for 12 months unless
			changed by mutual agreement.

	4.	Distributor's General Responsibilities

		a)	Distributor will use its reasonable best efforts to promote, sell and
			distribute the Products effectively within the Territory.

	5.	Manufacturer's General Responsibilities

		a)	Manufacturer will refer to Distributor any purchasing inquiries within
			Territory for the Products designated, and Distributor will refer to
			Manufacturer recommendations for improvements to the Products.

		b)	Manufacturer will make available to Distributor the necessary
			operating instructions, manuals, and technical information as is
			needed in order for Distributor and its representatives to be fully
	 		familiar with the Products, their operations and benefits.

	6.	Term & Termination
		a)	The initial term of this agreement shall terminate June 30, 1999.  Prior to the termination of this agreement, the parties will in good faith enter into a five year extension to this exclusive Distribution Agreement which
			will contain, among other terms, minimum purchase obligations and
			penalties for early termination.

		b) 	Should this Agreement be terminated, Manufacturer shall have
			the option of repurchasing any existing inventory of the Products
			from Distributor at the then prevalent existing prices in the Price List.
			Manufacturer will pay for the cost of shipping to any location requested
			by Manufacturer.  Alternately, Manufacturer, in its sole discretion, can
			permit Distributor to continue its sale of its then-existing inventory of
			Products during a sell-out period, whose length shall be determined
			based upon the amount of Products sold within the year preceding the
			termination.

		c)	After termination of this agreement, Distributor shall remain empowered
			to complete all current orders at the time of the termination.
			Manufacturer shall assist Distributor in completing such orders.
			Furthermore, Distributor shall have the right after termination of this
			Agreement with respect to Product which Manufacturer has not
			repurchased, to sell the Product, subject to the otherwise relevant
			provisions of this Agreement.

	7.	Trademarks
		a)	Distributor may use Manufacturer's trademarks in advertising and
			selling of the Products.

		b)	The granting of this Agreement and the use of Manufacturer's
	 		marks does not create a relationship of agency between
			Manufacturer and Distributor and no authority is given to the
			Distributor to bind Manufacturer in any manner.

	8.	Notices
		All notices herein provided for, or which may be given by in connection with this Agreement, shall be in writing.  Notices given by Manufacturer shall be addressed and forwarded by registered mail - return receipt requested, facsimile with proof of receipt of transmission or personally to:
					Richard Helfman
					IHW, Inc.
					170 53rd Street
					Brooklyn, NY 11232
					USA

		or at such other address as Manufacturer by written notice to Distributor
		shall have specified for that purpose.  Notices given by Distributor shall be addressed and forwarded by registered mail - return receipt requested, facsimile with proof of receipt of transmission to:

					Mrs. Stanka Verbic
					Ergo Trade D.O.O.
					Cankarjeva 3/11
					1000 Ljubljana
					Slovenia
		or to such designated party, or at such other address as Distributor by
written	notice to Manufacturer shall have specified for that purpose.


	10.	Miscellaneous
		a) 	Neither party shall be liable to the other for any delay or failure of
			performance not caused by the acts of such party, and resulting from
			strikes, lock-outs, inability to procure goods, acts of God, or any other
			cause beyond the reasonable control of such party.

		b)	This agreement may not be assigned by either party, except, with
			the prior written consent of the party.

		c)	All claims or controversies arising out of or relating to the
			Agreement shall be settled by arbitration.  Within thirty (30) days
			of a demand for arbitration, each party shall select one arbitrator
	 		and the arbitrators shall select a third arbitrator. The arbitration
			shall be in accordance with the rules of the International Chamber of
	 		Commerce and conducted in English.  If Manufacturer requests
			arbitration, the arbitration shall be held in USA.  If Distributor requests arbitration, the arbitration shall be held in Slovenia.  The arbitration award may be entered in any court of competent jurisdiction and
			enforced as any other judgment, decree or order of such court.

		d)	This Agreement constitutes the entire agreement between the
			parties and may only be changed or amended in a writing signed
			by both parties.  Statements in orders and shipping documents
			may supplement this Agreement, but may not change the terms of
			this Agreement.



		e)	This Agreement shall be governed by the laws of the State of New York.
						IHW, INC.
					By:	S/Richard Helfman
					Name:	Richard Helfman
					Title:	President
			Date:	1/22/98
						ERGO TRADE D.O.O.
					By:	S/Stanka Verbic
					Name:	Stanka Verbic
					Title:	President
			Date: 2/23/98